EXECUTION VERSION

SUBSCRIPTION AGREEMENT

by and between

IPALCO ENTERPRISES, INC.

and

CDP INFRASTRUCTURE FUND GP

Dated as of December 14,  2014

TABLE OF CONTENTS

Page

DEFINITIONS

Definitions2

SUMMARY OF TRANSACTIONS

Sale and Purchase of Acquired IPALCO Shares2

Closing2

REPRESENTATIONS AND WARRANTIES OF IPALCO

Organization2

Authority and Power2

Valid and Binding Obligations2

Approvals and Consents2

No Violations2

Authorization of the IPALCO Shares2

Compliance with Laws2

Permits2

Litigation2

SEC Reports and Financial Statements2

Absence of Certain Changes2

Contracts2

Real Property Matters2

Tax Matters2

Environmental Matters2

Employees and Employee Benefit Plans2

IPALCO Compliance with Law2

2014 Capital Investment Amount2

Brokers2

Exclusivity of Representations2

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

Organization2

Authority and Power2

Valid and Binding Obligations2

Approvals and Consents2

No Violations2

No Litigation2

Bankruptcy2

Brokers2

Regulatory Status2

Financing; Source of Funds2

Investment Intent2

No Other Representations2

COVENANTS

Conduct of Business after Signing2

Expenses; Transfer Taxes2

Regulatory Matters2

Consents2

Further Assurances2

Announcements2

Confidentiality2

Notice of Certain Events2

Affiliate Contracts2

Supplements to IPALCO Disclosure Schedules2

Use of Proceeds2

CONDITIONS

Conditions to Obligations of Buyer and IPALCO2

Conditions to Obligations of Buyer2

Conditions to Obligations of IPALCO2

TERMINATION

Termination2

Effect of Termination2

SURVIVAL

Survival of Representations, Warranties, Covenants and Agreements2

INDEMNIFICATION AND REMEDIES

General2

Period for Making Claims2

Limitations on Indemnification2

Indemnification for 2009 NOV2

Indemnification for Pre-Closing Taxes2

Adjustments for Indemnity Payments2

Procedure for Indemnification with Respect to Direct Claims2

Procedure for Indemnification with Respect to Third-Party Claims2

Subrogation2

Exclusive Remedy2

Damages Disallowed2

Certain Tax Benefits2

MISCELLANEOUS

Entire Agreement2

Notices2

Severability2

Assignment; Third-Party Beneficiaries2

Amendments2

Waiver2

Interpretation2

Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL2

Specific Performance2

Counterparts2

EXHIBITS

Exhibit AForm of IPALCO Shareholders Agreement

Exhibit BBusiness Plan

SCHEDULES

IPALCO Disclosure Schedules

Buyer Disclosure Schedules

1

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (including all schedules and exhibits attached hereto, this “Agreement”), dated as of December 14,  2014 (the “Agreement Date”), is entered into by and between IPALCO Enterprises, Inc., an Indiana corporation  (“IPALCO”) and CDP Infrastructure Fund GP, a New York general partnership  (“Buyer”) (IPALCO and Buyer being sometimes hereinafter referred to individually as a “Party” and together as the “Parties”), with reference to the following:

RECITALS

WHEREAS, AES U.S. Holdings, LLC, a Delaware limited liability company (“Holdco LLC”) owns one hundred percent (100%) of the issued and outstanding shares of common stock of AES U.S. Investments, Inc., an Indiana corporation (“Holdco Inc.”), par value $1.00 per share (“Holdco Shares”);

WHEREAS, Holdco Inc. owns one hundred percent (100%) of the issued and outstanding shares of common stock of IPALCO, no par value (“IPALCO Shares”);

WHEREAS, IPALCO owns one hundred percent (100%) of the issued and outstanding shares of common stock of Indianapolis Power & Light Company, an Indiana corporation (“IPL”);

WHEREAS, on the terms and subject to the conditions set forth herein, IPALCO wishes to issue and sell to Buyer, and Buyer wishes to purchase from time to time from IPALCO, certain newly issued IPALCO Shares (the “Acquired IPALCO Shares”) such that, after giving effect to the Transactions (as defined below), Buyer will own seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding IPALCO Shares;

WHEREAS, contemporaneously with the Initial Closing (as defined below) hereunder,  Holdco Inc., Buyer and IPALCO will enter into a Shareholders’ Agreement substantially in the form attached hereto as Exhibit A  (“IPALCO Shareholders Agreement”) to memorialize their mutual agreements and understandings relating to the ownership, management and operation of IPALCO;

WHEREAS, contemporaneously herewith, The AES Corporation, a Delaware corporation (“AES”), and Buyer have entered into a Guarantee Agreement  (the “AES Guarantee”)  pursuant to which AES will guarantee certain obligations of IPALCO under this Agreement;

WHEREAS, contemporaneously herewith, Caisse de dépôt et placement du Québec, a legal person constituted under the laws of the Province of Québec  (“CDPQ”) and IPALCO have entered into a Guarantee Agreement (the “CDPQ Guarantee”) pursuant to which CDPQ will guarantee certain obligations of Buyer under this Agreement; and

WHEREAS, contemporaneously herewith, IPALCO and Buyer are agreeing to an initial business plan for the Companies (as defined below) substantially in the form attached hereto as

Exhibit B  (“Business Plan”) to memorialize their mutual agreements and understandings relating to the management and operation of the Companies.

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I DEFINITIONS
Definitions

.  As used in this Agreement the following terms have the following meanings:

“2009 NOV” means the Notice of Violation and Finding of Violation issued to IPL on September 29, 2009, by the U.S. Environmental Protection Agency in accordance with Section 113(a) of the Clean Air Act, together with any related Action or Proceeding, Order, settlement or agreement with any Governmental Authority.

“2009 NOV Costs” means, collectively and without duplication, any losses, expenses, damages, liabilities, legal or accounting fees, fines or other costs incurred,  or any expenditures of any kind made, by any of the Companies in connection with the 2009 NOV; provided,  however, that no portion of the 2009 NOV Costs shall include any of the foregoing that are recovered, or are expressly permitted and reasonably expected to be recovered, pursuant to the Rate Case Order or any other Order from the Indiana Utilities Regulatory Commission with respect to an increase in base rates, an adjustment to tariff rates, a new tracker or other mechanism.

“2014 Capital Investment Amount” means $106,400,000.

“Acquired IPALCO Shares” has the meaning given in the Recitals.

“Action or Proceeding” means any notice, charge, assertion,  appeal, action, demand, inquiry, citation, summons, suit, proceeding, arbitration or investigation by or before any Governmental Authority or any validly constituted arbitral panel or similar body, of any nature, criminal, civil, administrative, regulatory or otherwise, whether at law or at equity.

“Additional Capital Investment” means the amount of any capital contributions to, or investments of any additional capital in, the Companies in the ordinary course of business and a manner consistent with past practice,  or in connection with any capital expenditure or environmental upgrade projects set forth on Schedule 1.1, made by AES or any of its Affiliates (other than the Companies) on or after the Agreement Date and prior to the Closing;  provided that no portion of the 2014 Capital Investment Amount shall constitute an Additional Capital Investment, even if contributed or invested after the Agreement Date.

“Adjusted Purchase Price” has the meaning given in Section 2.1(c).

“Adjustment Factor” means 0.21432908.

“AES” has the meaning given in the Recitals.

“AES Group” has the meaning given in Section 4.10(e).

“AES Guarantee” has the meaning given in the Recitals.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such first Person.

“Affiliate Contracts” has the meaning given in Section 3.13(c).

“Aggregate Amount” means the aggregate amount paid by Buyer under this Agreement for Acquired IPALCO Shares at any given time.

“Agreement” has the meaning given in the Preamble.

“Agreement Date” has the meaning given in the Preamble.

“Ancillary Agreements” means the agreements, instruments and certificates to be executed and delivered by a Party at or prior to the Closing in connection with this Agreement, but not including the IPALCO Shareholders Agreement, the AES Guarantee or the CDPQ Guarantee.

“Applicable Rate” means, as of any given time, an interest rate per annum equal to the average of the United States three month Treasury bill rate, as available as published by The Wall Street Journal.

“Assets” means any and all direct and indirect interests in both tangible and intangible property, including all Permits, Real Property and rights under Contracts.

“Balance Sheet Date” has the meaning given in Section 3.11(a).

“Base Purchase Price” means Three Hundred Forty-Eight Million Six Hundred Forty-Two Thousand Dollars ($348,642,000).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Montreal, Quebec are authorized or required by Law to be closed.

“Business Plan” has the meaning given in the Recitals.

“Buyer” has the meaning given in the Preamble.

“Buyer Disclosure Schedules” has the meaning given in the introduction to Article III.

“Buyer Required Approvals” has the meaning given in Section 4.4.

“Buyer Required Consents” has the meaning given in Section 4.4.

“Buyer’s Knowledge” means the actual knowledge of Olivier Renault and Yann Tisserand and Robert Cote, in each case after making reasonable inquiry of the other executives and managers of Buyer having primary responsibility for such matter, provided,  however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.

“CDPQ” has the meaning given in the Recitals.

“CDPQ Guarantee” has the meaning given in the Recitals.

“CFIUS” has the meaning given in Section 5.3(b).

“CFIUS Approval” has the meaning given in Section 5.3(b).

“Charter Documents” means, with respect to any Person, all organizational documents and all shareholder agreements, member agreements or similar Contracts relating to the ownership or governance of such Person.

“Claim Notice” has the meaning given in Section 9.7.

“Closing” has the meaning given in Section 2.2(a).

“Closing Actions” has the meaning given in Section 2.2(b).

“Closing Date” means the date on which a Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means IPALCO and its Subsidiaries, collectively, and individually, each, a “Company”.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 3, 2014, between AES and CDPQ.

“Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied), including letters of intent, executed term sheets and similar evidences of an agreement in principle.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  The term “Control” when used as a verb in the referenced clauses shall have a correlative meaning.

“Emergency Situation” means, with respect to the business of the Companies, any abnormal system condition or situation requiring immediate action to maintain system frequency or voltage or to prevent material loss of firm load, material equipment damage or tripping of system elements that could materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to the safety of persons or the operational integrity of the Assets and business of the Companies or any other condition or occurrence requiring implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.

“Employee Benefit Plan” has the meaning given in Section 3.18(a).

“Environmental Claim” means any and all written claims alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations, complaints, requests for information relating to the Release or threatened Release of Hazardous Substances, proceedings, or other written communication, whether criminal, civil or administrative based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or Liability under, any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release of any Hazardous Substances at any location.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment or natural resources (including all air, surface water, groundwater or land, including land surface or subsurface, flora and fauna and other natural resources), historic or cultural resources, or human health and safety (to the extent related to exposure to harmful or deleterious substances), or relating to the processing, distribution, use, treatment, storage, disposal, Release or handling of, or exposure to Hazardous Substances.

“Environmental Permits” has the meaning given in Section 3.16(a).

“Equity Interests” means (i) capital stock, partnership or membership interests or units (whether general or limited), or any other voting securities or interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing entity, or (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person or entity to acquire, or securities convertible into or exercisable or exchangeable for any of the foregoing.

“ERISA” has the meaning given in Section 3.18(a).

“Estimated Adjusted Purchase Price” has the meaning given in Section 2.1(d)(i).

“Excess IPALCO Dividend” means the amount of any dividend or other distribution paid or made by IPALCO to Holdco Inc. after the Agreement Date and prior to the PSA Closing, other than dividends or distributions in the aggregate not in excess of the amount of net income of the Companies for the fourth fiscal quarter of 2014.

“Expiration Date” has the meaning given in Section 8.1.

“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.

“FERC Consent” means the FERC approval described in Section 5.3(a).

“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Final Rate Base” has the meaning given in Section 2.1(e)(i).

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” has the meaning given in Section 8.1.

“GAAP” has the meaning given in Section 3.11(b).

“Good Utility Practice” means (a) any of the practices, methods and acts engaged in or approved by a significant portion of the electric industry during the relevant time period or (b) any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the geographic location of the performance of such practice, method or act.

“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration (other than a Permit) from, of, or with any Governmental Authority.

“Governmental Authority” means any federal, national, regional, state, municipal or local government or special district, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having jurisdiction over the matter or Person in question, including, as applicable, the Indiana Utility Regulatory Commission, the North American Electric Reliability Corporation and the Midcontinent Independent System Operator.

“Hazardous Substances” means (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“Holdco Inc.” has the meaning given in the Recitals.

“Holdco LLC” has the meaning given in the Recitals.

“Holdco Shares” has the meaning given in the Recitals.

“Indemnified Group” has the meaning given in Section 9.1.

“Indemnified Party” has the meaning given in Section 9.1.

“Indemnitor” has the meaning given in Section 9.1.

“Indemnity Percentage” has the meaning given in Section 9.6(b).

“Initial Closing” means the first Closing under this Agreement.

“Initial Closing Date” means the date upon which the Initial Closing occurs.

“IPALCO” has the meaning given in the Preamble.

“IPALCO Disclosure Schedules” has the meaning given in the introduction to Article III.

“IPALCO Group Tax Liability” has the meaning given in the Tax Sharing Agreement.

“IPALCO Required Approvals” has the meaning given in Section 3.4.

“IPALCO Required Consents” has the meaning given in Section 3.4.

“IPALCO Shareholders Agreement” has the meaning given in the Recitals.

“IPALCO Shares” has the meaning given in the Recitals.

“IPALCO Statement” has the meaning given in Section 2.1(d)(i).

“IPALCO’s Knowledge” means the actual knowledge of Richard Sturges, Ken Zagzebski, Kelly Huntington, Andy Horrocks or Craig Jackson,  in each case after making reasonable inquiry of the other executives and managers of the Companies having primary responsibility for such matter, provided,  however, that such individual(s) shall not have any personal liability for any breach of any provision of this Agreement so qualified.

“IPL” has the meaning given in the Recitals.

“Law” means any statute, law, ordinance, treaty, rule or regulation of a Governmental Authority.

“Leased Real Property” means the real property leased by any of the Companies as lessee.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, or expense, in each case either requiring (a) the payment of a monetary amount of any type, or (b) fulfillment of an obligation, and in each case whether accrued, absolute, contingent, asserted, unasserted, matured, unmatured, liquidated, unliquidated, known or unknown, secured or unsecured.

“Lien” means any mortgage, pledge, lien (including any Tax lien), charge, claim, option, equitable interest, security interest, third party right, assignment, hypothecation, encumbrance or other agreement or arrangement that has the same or a similar effect to the granting of security or of any similar right of any kind (including any conditional sale or other title retention agreement).

“Loss” means, with respect to a Person, the amount of (a) any loss, cost, expense, damage or liability, including interest, fines, reasonable legal and accounting fees and expenses of a Person including, with respect to an owner of Acquired IPALCO Shares, any diminution in the value of such Acquired IPALCO Shares (assuming a proportionate, dollar-for-dollar reduction in the value of the Acquired IPALCO Shares based on the underlying reduction in value of the Companies and, for the avoidance of doubt, taking into account the percentage ownership of IPALCO of such owner), but otherwise excluding any consequential, indirect, special or punitive damages of Indemnified Parties, reduced by (b) any amounts received by such Person as a result of any recovery, settlement, or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person in connection with the circumstances giving rise to such Loss.

“Material Adverse Effect” means any condition, circumstance, event or change that, individually or in the aggregate, (a) with respect to IPALCO, has a materially adverse effect on the ability of IPALCO to consummate the Transactions or to perform its obligations under this Agreement and (b) with respect to the Companies, causes a material adverse change in the business or financial condition of the business of the Companies,  taken as a whole;  provided,  however, that a Material Adverse Effect shall not include any such condition, circumstance, event or change resulting from, relating to or arising out of (i) changes in economic or financial market conditions generally or in the industries in which the Companies operate, whether international, national, regional or local, (ii) changes in international, national, regional, state or local wholesale or retail markets (including market description or pricing) for energy, electricity, fuel supply or ancillary services, including those due to actions by competitors, (iii) changes in general regulatory or political conditions, including any acts of war, civil unrest or terrorist activities (or similar activities), (iv) changes in international, national, regional, state or local electric transmission or distribution systems, including the operation or condition thereof, (v)  any changes in the market price of commodities, including fuel and other consumables, or changes in the price of energy, capacity or ancillary services, (vi) effects of weather or meteorological events, including climate change, (vii) any change of Law,  (viii) changes or adverse conditions in the securities markets, including those relating to debt financing, interest rates or currency exchange rates, (ix) any change of accounting standards or regulatory policy adopted or approved by any Governmental Authority, (x) the announcement, execution or delivery of this Agreement or the consummation of the Transactions, (xi) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement, (xii) natural disasters or “acts of God” or other “force majeure” events,  (xiii) any changes that result from action or inaction by a Governmental Authority other than actions specifically related to the transactions contemplated by this Agreement or any other agreements relating to investments in any of the Companies by Buyer or any of its Affiliates, or (xiv) any rate case filed by IPL in 2014 to the extent the effects thereof are captured by the adjustment set forth in Section 2.1(e);  provided that the items set forth in clauses (iii), (iv), (v), (vi), (vii), (ix) or (xii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur to the extent such items have a disproportionate effect on the affected Companies taken as a whole relative to other participants in the industry and markets in which the affected Companies conduct their respective business.

“Material Contract” means (a) any Contract to which any of the Companies is a party, or by the terms of which any of the Companies or the Assets of any of the Companies may be bound, as to which the expected total cost of performing such contract in the ordinary course by the applicable Company or Companies or the total revenue expected to be received under such Contract by the applicable Company or Companies in the ordinary course exceeds two million dollars ($2,000,000) per annum or ten million dollars ($10,000,000) over the life of the Contract, (b) any Contract to which any of the Companies is a party that provides for non-monetary obligations on the part of any of the Companies, the non-performance of which obligations would reasonably be expected to materially and adversely affect the Companies, (c) any Affiliate Contract,  (d) any Material Property Contracts, (e) any Contract to which any of the Companies is a party containing exclusivity agreements with any contractor, manufacturer, utility or supplier,  (f) any Contract that limits, restricts or, under certain circumstances, would by its express terms otherwise adversely affect the ability of any of the Companies to pay dividends and (g) any amendments or supplements to any of the foregoing.

“Material Property Contracts” means Contracts to which any of the Companies is a party relating to the leasing or ownership of the Real Property.

“Maximum Investment Amount” means Three Hundred Forty-Eight Million Six Hundred Forty-Two Thousand Dollars ($348,642,000).

“Maximum Share Amount”  means a number of IPALCO Shares equal to the product of (a) the Adjustment Factor and (b) the number of outstanding IPALCO Shares as of immediately prior to the Initial Closing.

“NY Court” has the meaning given in Section 10.8(b).

“Order” means any legally binding award, injunction, judgment, decree, order, ruling, subpoena, verdict or other decision (other than a Permit) issued, promulgated or entered by or with any Governmental Authority or arbitrator of competent jurisdiction, applicable to a Party or its business or properties, or the Transactions.

“Owned Real Property” means the real property owned in fee by any of the Companies.

“Party” or “Parties” has the meaning given in the Preamble.

“Permit” means all licenses, permits, certificates of authority, exemptions, variances, authorizations, approvals, certifications, agreements, registrations, franchises and similar consents granted by a Governmental Authority in connection with the ownership or operation of the business of the Companies.

“Permitted Encumbrances” means (a) those restrictions on transfer imposed by securities Laws or applicable Charter Documents and (b) Liens for Taxes that are not yet due and payable.

“Permitted Real Property Liens” means (a) all Liens for Taxes, assessments, both general and special, and other governmental charges that are not yet due and payable and (b) all building codes, zoning ordinances, land use, environmental and other Laws.

“Per Share Purchase Price” means the quotient of (a) the Adjusted Purchase Price divided by (b) the Maximum Share Amount; provided that, with respect to each Closing prior to the Parties agreeing to, or the Settlement Accountant determining, the Adjusted Purchase Price pursuant to Section 2.1(d)(ii), the “Per Share Purchase Price” shall mean the quotient of (a) the Estimated Adjusted Purchase Price divided by (b) the Maximum Share Amount.

“Person” means any individual, sole proprietorship, company, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, association (whether incorporated or unincorporated), institution, Governmental Authority or any other entity.

“Pre-Closing Tax Sharing Payment” means any payment under the Tax Sharing Agreement made to AES on or after the Agreement Date in respect of the IPALCO Group Tax Liability (a) for any taxable period ending on or prior to December 31, 2014 or (b) for any taxable period ending after the Closing Date as a result of (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created on or prior to the Closing Date, (iv) an installment sale or open transaction disposition made on or prior to the Closing Date, (v) the cash method of accounting  or long-term contract method of accounting utilized prior to the Closing Date, (vi) a prepaid amount received on or prior to the Closing Date, or (vii) an election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

“Proceeding” has the meaning given in Section 10.8(b).

“PSA” means that certain Purchase and Sale Agreement, dated as of the date hereof, by and between Holdco LLC and Buyer.

“PSA Closing” has the meaning given in Section 2.1(c)(i).

“PSA Closing Date” has the meaning give in Section 2.1(c)(i).

“Rate Case Order” has the meaning given in Section 2.1(e)(i).

“Real Property” means the Leased Real Property together with the Owned Real Property.

“Reference Balance Sheet” means the consolidated balance sheet of IPALCO, dated as of December 31, 2013, contained in IPALCO’s Annual Report on Form 10-K for the year ended December 31, 2013.

“Related Proceeding” has the meaning given in Section 10.8(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, filling, discharging, injecting, escaping, leaching, dumping, depositing or disposing of a Hazardous Substance to the environment.

“Representatives” means each Party’s respective officers, directors, managers, employees, representatives, agents, attorneys or advisors.

“Required Approvals” has the meaning given in Section 4.4.

“Required Consents” has the meaning given in Section 4.4.

“Review Period” has the meaning given in Section 2.1(d)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning given in Section 3.11(a).

“Second Closing” means the second Closing under this Agreement.

“Securities Act” has the meaning given in Section 4.11.

“Services Agreement”  means that certain Service Agreement, entered into, and effective as of, January 1, 2014 by and among IPL, IPALCO, DPL Inc., The Dayton Power and Light Company, AES and certain additional entities identified therein, and AES U.S. Services, LLC.

“Settlement Accountant” has the meaning given in Section 2.1(d)(ii).

“Shares Purchase Price” means, with respect to the applicable Closing, the product of (a) the number of IPALCO Shares to be issued to Buyer at such Closing as set forth in the Shares Notice and (b) the Per Share Purchase Price.

“Shares Notice”  has the meaning given in Section 2.1(g).

“Statement of Objections” has the meaning given in Section 2.1(d)(ii).

“Subsidiary” means, with respect to any Person, any Person (other than a natural person) of which such first Person (either alone or through any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity voting or controlling interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Survival Period” has the meaning given in Section 8.1.

“Target Rate Base” has the meaning given in Section 2.1(e)(ii).

“Tax” or “Taxes” means (a) all taxes, including all charges, fees, duties, levies or other assessments in the nature of taxes, imposed by any Governmental Authority, including income,

gross receipts, excise, property, sales, gain, use, license, transfer, environmental, production, custom duty, unemployment, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, ad valorem, profit, gift, severance, value added, disability, recapture, occupancy, retaliatory or reciprocal, guaranty fund assessments, credit, occupation, leasing, employment, stamp, goods and services, utility and other taxes, (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any item described in clause (a) and (c) any liability for any item described in clauses (a) or (b), payable by reason of contract, transferee or successor liability, or as a result of being a member of a consolidated, unified, or affiliated group for Tax purposes.

“Tax Returns” means any return, declaration, report, claim for refund, form, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis, and also including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means that certain Amended and Restated Tax Sharing Agreement, effective as of July 2003, by and between AES and IPALCO, as the same may be amended.

“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the IPALCO Shareholders Agreement, the AES Guarantee, the CDPQ Guarantee and all other agreements between the Parties or their Affiliates entered into pursuant to the terms hereof in order to carry out the Closing Actions and the Transactions.

“Transactions” means (i) the issuance and sale of the Acquired IPALCO Shares by IPALCO to Buyer and the purchase thereof by Buyer from IPALCO and the other transactions contemplated by this Agreement and the Ancillary Agreements and (ii) the transactions contemplated by any other Contract between Buyer and IPALCO, or any of IPALCO’s Affiliates, related directly or indirectly to the Companies.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“U.S.” means United States of America.

“Use of Proceeds”  has the meaning given in Section 2.1(g).

Article II

SUMMARY OF TRANSACTIONS
Sale and Purchase of Acquired IPALCO Shares

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(a) Sale and Purchase.  Upon the terms and subject to the conditions hereof, at each Closing, IPALCO shall issue and sell to Buyer certain Acquired IPALCO Shares and Buyer shall purchase and acquire from IPALCO certain Acquired IPALCO Shares in such amounts as set forth in the Shares Notice and for the Per Share Purchase Price and the Parties shall take or cause to be taken the Closing Actions set forth in Section 2.2(b).

(b) Purchase Price.    At each Closing, Buyer shall pay the Shares Purchase Price to IPALCO, in each case by wire transfer of immediately available funds to the account or accounts that IPALCO shall designate to Buyer prior to the applicable Closing Date, in each case subject to Section 9.2.

Adjustments to Base Purchase Price
(i) . The Base Purchase Price shall be adjusted as follows (the “Adjusted Purchase Price”):

(i) the Base Purchase Price shall be increased by an amount of cash equal to (x) the Adjustment Factor multiplied by (y) the amount of any Additional Capital Investment, together with interest thereon for the period from (and including) the applicable date or dates of the Additional Capital Investment to (but excluding) the Closing Date (as defined in the PSA) under the PSA (the “PSA Closing Date”) at a rate of nine percent (9%) per annum.

IPALCO Statement; Post-Closing Adjustment to Adjusted Purchase Price

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(i) At least three  (3) Business Days prior to the Initial Closing Date, IPALCO shall provide Buyer with a statement setting forth IPALCO’s estimate of the Adjusted Purchase Price as of the Initial Closing Date (the “Estimated Adjusted Purchase Price”), together with documentation and supporting calculations of any adjustments made pursuant to Section 2.1(c), if applicable, supporting the calculation of the Estimated Adjusted Purchase Price.  Within thirty (30) days after the Initial Closing Date, IPALCO shall prepare and deliver to Buyer a written determination (the “IPALCO Statement”) setting forth IPALCO’s determination of the Adjusted Purchase Price (including the adjustments made pursuant to Section 2.1(c),  together with all supporting calculations).

(ii) Buyer shall have thirty (30) days after the date of IPALCO Statement (the “Review Period”) to review the IPALCO Statement and related computations.  In connection with the review of the IPALCO Statement,  IPALCO shall give, and shall cause the Companies and its and the Companies’ Representatives to give, to Buyer and its Representatives reasonable access to the books, records and other materials of the Companies and the personnel of, and work papers prepared by or for, the Companies and their respective accountants and Representatives, including to such historical financial information relating to the Companies as Buyer or its Representatives may reasonably request, in each case, in order to permit the timely and complete review of the IPALCO Statement.  If Buyer has accepted the IPALCO Statement in writing or has not given written notice to IPALCO setting forth any objection of Buyer to the IPALCO Statement (a “Statement of Objections”) prior to the expiration of the Review Period, then the IPALCO Statement shall be final and binding upon the Parties.  In the event that Buyer delivers a Statement of Objections during the Review Period, IPALCO and Buyer shall use their commercially reasonable efforts to agree on appropriate adjustments to the IPALCO Statement within thirty (30) days following the receipt by IPALCO of the Statement of Objections.  If IPALCO and Buyer are unable to reach an agreement as to such amounts and adjustments within such 30-day period, then the matter shall be submitted as promptly as practicable to Grant Thornton LLP, or if Grant Thornton LLP is unwilling or unable to serve in such capacity, to such other independent accounting firm agreed to by Buyer and IPALCO (such accountant, the “Settlement Accountant”), who shall resolve the matters still in dispute and adjust the IPALCO Statement to reflect such resolution and its determination of the Adjusted Purchase Price;  provided,  however, that the Settlement Accountant may not determine an Adjusted Purchase Price in excess of that claimed by IPALCO in the IPALCO Statement or less than that claimed by Buyer in the Statement of Objections.  The Parties shall cause the Settlement Accountant to make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determination shall be final and binding upon Buyer and IPALCO and may be entered and enforced in any court having jurisdiction.  Each of Buyer and IPALCO agrees that it shall not have any right to, and shall not, institute any Action or Proceeding of any kind challenging such determination or with respect to the matters that are the subject of this Section 2.1(d), except that the foregoing shall not preclude an Action or Proceeding to enforce such determination.    In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.1(d)(ii), the fees, charges and expenses of the Settlement Accountant shall be paid one-half by Buyer and one-half by IPALCO.

(iii) In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(d)(ii) that the Adjusted Purchase Price should be decreased, then IPALCO shall, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(d)(ii), (x) issue to Buyer additional Acquired IPALCO Shares such that, after such issuance, the aggregate number of Acquired IPALCO Shares issued to Buyer pursuant to this Agreement immediately after such issuance will equal the quotient of (1) the Aggregate Amount at the time of such issuance divided by (2) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the decreased Adjusted Purchase Price), and the Adjusted Purchase Price and Per Share Purchase Price, each as so decreased, shall apply for all subsequent Closings (subject to further adjustment pursuant to Section 2.1(e)); provided that in no event shall IPALCO be required to issue IPALCO Shares to Buyer such that the aggregate number of Acquired IPALCO Shares exceeds the Maximum Share Amount; and (y) pay to Buyer, by wire transfer of immediately available funds, (1) an amount equal to the per share dividends that would have been paid to Buyer with respect to the additional Acquired IPALCO Shares issued to Buyer pursuant to clause (x) had such additional Acquired IPALCO Shares been issued at the applicable Closing, together with interest thereon for the period from (and including) the applicable payment date with respect to the applicable dividend to (but excluding) the date of payment, at the Applicable Rate on the Initial Closing Date and (2) in lieu of issuing any Acquired IPALCO Shares to Buyer pursuant to clause (x) that would result in the aggregate number of Acquired IPALCO Shares exceeding the Maximum Share Amount, an amount equal to the product of (A) the number of such Acquired IPALCO Shares in excess of the Maximum

Share Amount and (B) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the decreased Adjusted Purchase Price), together with interest thereon for the period from the Initial Closing Date to (but excluding) the date of payment at the Applicable Rate on the Initial Closing Date.

(iv) In the event that the Parties agree, or the Settlement Accountant determines, in accordance with Section 2.1(d)(ii) that the Adjusted Purchase Price should be increased, then Buyer shall (I) pay, or cause to be paid, within five (5) Business Days following the determination of the final amounts pursuant to Section 2.1(d)(ii), to IPALCO, by wire transfer of immediately available funds, an amount equal to the difference of (x) the product of (1) the aggregate number of Acquired IPALCO Shares issued to Buyer pursuant to this Agreement as of the date of such payment and (2) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the increased Adjusted Purchase Price) and (y) the Aggregate Amount as of the date of such payment, together with interest thereon for the period from (and including) the Initial Closing Date to (but excluding) the date of payment, at the Applicable Rate on the Initial Closing Date, and the Adjusted Purchase Price and Per Share Purchase Price, each as so increased, shall apply for all subsequent Closings (subject to further adjustment pursuant to Section 2.1(e));  provided that in no event shall Buyer be required to pay, or cause to be paid, any amounts to IPALCO such that the Aggregate Amount would exceed the Maximum Investment Amount, and (II) in lieu of paying or causing to be paid any amounts to IPALCO pursuant to clause (I) that would result in the Aggregate Amount exceeding the Maximum Investment Amount, transfer to IPALCO a number of Acquired IPALCO Shares equal to the quotient of (1) the amount by which the Aggregate Amount would so exceed the Maximum Investment Amount, divided by (2) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the increased Adjusted Purchase Price).

(c) Rate Case Adjustment. The Adjusted Purchase Price shall be further adjusted as provided in this Section 2.1(e):

(i) Within ten (10) Business Days after the issuance of the Final Order by the Indiana Utilities Regulatory Commission in any rate case filed by IPL in 2014 (the “Rate Case Order”),  IPALCO shall deliver to Buyer a notice containing (A) a copy of the Rate Case Order, and (B) a calculation of IPL’s rate base for ratemaking purposes as determined by the Rate Case Order (the “Final Rate Base”).

(ii) In the event that the difference of (A) IPL’s target rate base for ratemaking purposes set forth on Schedule 2.1(e)(ii) (the “Target Rate Base”)  minus (B) the Final Rate Base is more than Seventy-Five Million Dollars ($75,000,000), then (1) the Adjusted Purchase Price shall be decreased by an amount equal to the product of (w) such difference minus Seventy-Five Million Dollars ($75,000,000) multiplied by (x) forty-five hundredths (0.45) multiplied by (y) one and eight-tenths (1.8) multiplied by (z) the Adjustment Factor, and  IPALCO shall,  within five (5) Business Days of the notice referred to in Section 2.1(e)(i),  (I) issue to Buyer, additional Acquired IPALCO Shares such that, after such issuance, the aggregate number of Acquired IPALCO Shares issued to Buyer pursuant to this Agreement immediately after such issuance will equal the quotient of (x) the Aggregate Amount at the time of such issuance divided by (y) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the decreased Adjusted Purchase Price), and the Adjusted Purchase Price and Per Share

Purchase Price, each as so decreased, shall apply for all subsequent Closings (subject to further adjustment pursuant to Section 2.1(d));  provided that in no event shall IPALCO be required to issue IPALCO Shares to Buyer such that the aggregate number of Acquired IPALCO Shares exceeds the Maximum Share Amount, and (II) pay to Buyer, by wire transfer of immediately available funds, (1) an amount equal to the per share dividends that would have been paid to Buyer with respect to the additional Acquired IPALCO Shares issued to Buyer pursuant to clause (I) had such additional Acquired IPALCO Shares been issued at the applicable Closing, together with interest thereon for the period from (and including) the applicable payment date with respect to the applicable dividend to (but excluding) the date of payment at a rate of nine percent (9%) per annum and (2) in lieu of issuing any Acquired IPALCO Shares to Buyer pursuant to clause (I) that would result in the aggregate number of Acquired IPALCO Shares exceeding the Maximum Share Amount, an amount equal to the product of (A) the number of such Acquired IPALCO Shares in excess of the Maximum Share Amount and (B) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the decreased Adjusted Purchase Price), together with interest thereon calculated, with respect to the portion of such excess attributable to the Acquired IPALCO Shares that would have been issued at the applicable Closing, for the period from (and including) the date of such Closing to (but excluding) the date of payment at a rate of nine percent (9%) per annum.

(iii) In the event that the difference of (A) the Final Rate Base minus (B) the Target Rate Base is more than Seventy-Five Million Dollars ($75,000,000), then (1) the Adjusted Purchase Price shall be increased by an amount equal to the product of (w) such difference minus Seventy-Five Million Dollars ($75,000,000) multiplied by (x) forty-five hundredths (0.45) multiplied by (y) one and eight-tenths (1.8) multiplied by (z) the Adjustment Factor, and (2) Buyer shall (I) pay, or cause to be paid, within five (5) Business Days of the notice referred to in Section 2.1(e)(i), to IPALCO, by wire transfer of immediately available funds, an amount equal to the excess of (x) the product of (1) the aggregate number of Acquired IPALCO Shares issued to Buyer pursuant to this Agreement as of the date of such payment and (2) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the increased Adjusted Purchase Price) over (y) the Aggregate Amount as of the date of such payment, together with interest on such excess at a rate of nine percent (9%) per annum,  calculated, with respect to the portion of such excess attributable to the Acquired IPALCO Shares issued at any Closing, for the period from (and including) the date of such Closing to (but excluding) the date of payment;  provided that in no event shall Buyer be required to pay, or cause to be paid, any amounts to IPALCO such that the Aggregate Amount would exceed the Maximum Investment Amount, and (II) in lieu of paying or causing to be paid any amounts to IPALCO pursuant to clause (I) that would result in the Aggregate Amount exceeding the Maximum Investment Amount, transfer to IPALCO a number of Acquired IPALCO Shares equal to the quotient of (1) the amount by which the Aggregate Amount would so exceed the Maximum Investment Amount, divided by (2) the Per Share Purchase Price (reflecting, for the avoidance of doubt, the increased Adjusted Purchase Price) and pay to IPALCO an amount equal to the per share dividends paid to Buyer with respect to such transferred Acquired IPALCO Shares, together with interest thereon for the period from (and including) the applicable payment date with respect to the applicable dividend to (but excluding) the date of payment at a rate of nine percent (9%) per annum.

(iv) If any amount is required to be paid pursuant to this Section 2.1(e) and is paid later than five (5) Business Days following the notice referred to in Section 2.1(e)(i),

the interest rate shall be increased to thirteen percent (13%) per annum for any unpaid amount for the period from (and including) such fifth (5th) Business Day following such notice to (but excluding) the date of payment.

Adjustments

.  Notwithstanding anything to the contrary in this Agreement, the Parties agree that any adjustments pursuant to Sections 2.1(d) or 2.1(e) will be treated as adjustments to the Adjusted Purchase Price for all Tax purposes, to the maximum extent permitted by applicable Law.    Schedule 2.1(f) sets forth illustrative examples of the adjustments referred to in this Section 2.1.

(c) Notice of Capex Funding Requirements.  From time to time, the Board of Directors of IPALCO, in its sole discretion, may provide to Buyer notices of required capital contributions to meet funding requirements for matters set forth in the Business Plan that are to be funded by Buyer’s purchases under this Agreement (each, a “Shares Notice”) and Buyer shall make such capital contributions in exchange for Acquired IPALCO Shares as set forth in the Shares Notice and this Agreement, provided that in no event shall Buyer be required to make any such capital contributions under this Agreement to the extent that any such additional capital contribution would result in either (i) the aggregate number of Acquired IPALCO Shares issued to Buyer exceeding the Maximum Share Amount or (ii) the Aggregate Amount exceeding the Maximum Investment Amount.  Each such Shares Notice shall set forth a reference to the associated matters in the Business Plan requiring funding (the “Use of Proceeds”), the amount of required capital contribution, the number of additional Acquired IPALCO Shares that correspond to such amount (determined by dividing such amount by the Per Share Purchase Price, as it may be adjusted pursuant to Section 2.1) and the proposed date of Closing of such transaction, provided, that such date must be at least five (5) Business Days after the date of the relevant Shares Notice.  Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer be required to make any capital contributions or purchases of Acquired IPALCO Shares under this Agreement after December 31, 2016.  The Parties agree that IPALCO shall issue the first Shares Notice under this Agreement to provide for the Initial Closing to occur on the same date as the PSA Closing Date, which Shares Notice shall provide for the capital contribution by Buyer in respect of, and issuance to Buyer of, one hundred (100) IPALCO Shares.

Closing

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Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the Transactions contemplated by this Agreement in connection with the issuance of IPALCO Shares pursuant to each Shares Notice (each, a “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 1440 New York Avenue, NW, Washington, DC, at 10:00 a.m. (Eastern Prevailing Time) on the date set forth in the applicable Shares Notice, which shall be at least three (3) Business Days following the date on which the conditions to the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the applicable Closing), or at such other time, date and place as the Parties may mutually agree in writing.  Each Closing may be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered thereafter.

Actions at Closing

.  At each Closing, IPALCO and Buyer (as applicable) shall take or cause to be taken the following actions (the “Closing Actions”):

(i) Payment of Shares Purchase Price.  Buyer shall pay the Shares Purchase Price to IPALCO with respect to the number of Acquired IPALCO Shares set forth in the applicable Shares Notice and in accordance with the terms set forth in Section 2.1.

(ii) Issuance of Acquired IPALCO Shares.  IPALCO shall issue the IPALCO Shares and deliver to Buyer a duly issued share certificate representing the applicable number of IPALCO Shares being purchased by Buyer and registered in the name of Buyer.

(iii) Shareholders Agreement. At the Initial Closing only, IPALCO shall execute and deliver to Buyer, and Buyer shall execute and deliver to IPALCO, the IPALCO Shareholders Agreement.

(iv) Officers Certificates.  (A) IPALCO shall deliver to Buyer a certificate executed by a duly authorized officer of IPALCO certifying that the conditions set forth in Section 6.2(a) have been satisfied and (B) Buyer shall deliver to IPALCO a certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Section 6.3(a) have been satisfied.

Article III REPRESENTATIONS AND WARRANTIES OF IPALCO

Except as specifically disclosed in the publicly available SEC Reports filed or furnished to the SEC prior to the Agreement Date or as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent) (the “IPALCO Disclosure Schedules”), IPALCO represents and warrants to Buyer as of the Agreement Date as follows:

Organization

.  IPALCO has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the State of Indiana.  Each of IPALCO’s Subsidiaries has been duly organized or created, is validly existing and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the respective jurisdictions of their formation or creation.  Each of the Companies is qualified to do business in all jurisdictions where the failure to qualify would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Authority and Power

.  IPALCO has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all of the terms and conditions thereof to be performed by IPALCO.  The execution, delivery and performance of each of the Transaction Documents to which IPALCO is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of IPALCO under its Charter Documents.

Valid and Binding Obligations

.  Each of the Transaction Documents to which IPALCO is a party has been duly and validly executed and delivered by IPALCO, and, assuming the due and valid execution and delivery of the Transaction Documents by the other parties thereto, is enforceable against IPALCO in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

Approvals and Consents

.  Except for (a) those third-party consents listed on Schedule 3.4(a) of the IPALCO Disclosure Schedules (the “IPALCO Required Consents”), (b) FERC Consent and filings related thereto, (c) CFIUS Approval and filings related thereto, (d) those approvals from Governmental Authorities listed on Schedule 3.4(d) of the IPALCO Disclosure Schedules (the “IPALCO Required Approvals”), and (e) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions, IPALCO is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.

No Violations

.  The execution, delivery and performance by IPALCO of each of the Transaction Documents to which it is a party, and, assuming that all filings, consents and approvals set forth on Schedule 3.5 of the IPALCO Disclosure Schedules, if any, have been timely made or obtained, as applicable, the consummation of the Transactions does not and will not: (a) violate any Charter Document of any of the Companies; (b) violate or be in conflict with, or constitute a material default (or any event that, with or without due notice or lapse of time, or both, would constitute a material default) under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under, any Material Contract to which any of the Companies is a party; (c) violate any Law or Order applicable to any of the Companies; (d) materially adversely affect any Permit that is issued in the name of any of the Companies and is necessary for it to carry on its business; or (e) result in the creation or imposition of any Lien on any of the Assets of any of the Companies,  other than, with respect to clauses (b) – (e), any such conflicts, violations, defaults or imposition of Liens that would not be reasonably likely to be, individually or in the aggregate, material to the Companies taken as a whole.

Authorization of the IPALCO Shares

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(a) All of the Acquired IPALCO Shares have been duly authorized for issuance and sale to Buyer pursuant to the terms and on the conditions under this Agreement, and when issued and sold pursuant to terms and on the conditions under this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable.  The issuance of IPALCO Shares pursuant to this Agreement is not subject to preemptive or other purchase rights of any Person. After giving effect to the Transactions, the

Acquired IPALCO Shares will constitute no more than seventeen and sixty-five hundredths percent (17.65%) of the issued and outstanding IPALCO Shares.

(b) No Persons other than IPALCO (and Buyer pursuant to the Transaction Documents) own or have any interest in, or option or other right (contingent or otherwise), including any right of first refusal or right of first offer, to acquire the Equity Interests of any of the Companies or the Company Subsidiaries.  Except pursuant to the Transaction Documents or as set forth on Schedule 3.6(b) of the IPALCO Disclosure Schedules, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, anti-dilutive right or proxy relating to the Equity Interests of any of the Companies or the Company Subsidiaries, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Equity Interests of any of the Companies or the Company Subsidiaries, or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any of  the Equity Interests of any of the Companies or the Company Subsidiaries or agreement to enter into any Contract with respect thereto.

(c) IPALCO owns beneficially and of record, free and clear of any Liens other than Permitted Encumbrances, and has full power and authority to convey free and clear of any Liens other than Permitted Encumbrances, the Acquired IPALCO Shares.  All of the Acquired IPALCO Shares have been validly issued and were not issued in violation of any Person’s preemptive or other purchase rights.  Upon consummation of the Transactions, Buyer will hold good and valid title to all of the Acquired IPALCO Shares free and clear of any and all Liens other than those created pursuant to agreements to which Buyer or any of its Affiliates is a party.

Compliance with Laws

.  Since January 1, 2012:  (a) each of the Companies is in compliance with all applicable Laws; (b) no notice, charge, claim, action or assertion has been filed, commenced or threatened in writing, or to IPALCO’s Knowledge orally, against any of the Companies alleging any noncompliance or violation of any applicable Law; and (c) to IPALCO’s Knowledge, no investigation with respect to any noncompliance or violation of any applicable Law by a Company has been commenced and remains unresolved, except, in each case, as would not be reasonably likely to be, individually or in the aggregate, material to the Companies taken as a whole.

Permits

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(d) Each of the Companies currently holds in full force and effect and is in material compliance with all Permits (other than Environmental Permits) as are necessary for each of the Companies to carry on its business.

(e) Neither IPALCO nor, to IPALCO’s Knowledge, any of its Subsidiaries, has received any written notice (i) of material noncompliance or material default with respect to any material Permit or (ii) of the revocation, termination or material modification of any material Permit (other than Environmental Permits).

Litigation

.  There is no Action or Proceeding to which any of the Companies is a party or involving the Assets of any of the Companies (and there is no Action or Proceeding threatened in writing, or to IPALCO’s Knowledge threatened orally, against any of the Companies or involving the Assets of any of the Companies), which would, if adversely determined, reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.  There is no material unsatisfied judgment, penalty or award against any of the Companies or affecting the Assets of any of the Companies.

SEC Reports and Financial Statements

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(f) Since January 1, 2012, IPALCO has timely filed or furnished with the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Exchange Act of 1934, as amended (such forms, reports, schedules, statements and other documents filed or furnished since January 1, 2012, the “SEC Reports”), including (i) its Annual Report on Form 10-K for the year ended December 31, 2013, and (ii) its Quarterly Report on Form 10-Q for the period ended September 30, 2014 (the “Balance Sheet Date”).

(g) The financial statements of IPALCO included in the SEC Reports (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of IPALCO and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(h) Since the Balance Sheet Date, none of the Companies has incurred any Liabilities that would be required by GAAP, applied on a basis consistent with the Reference Balance Sheet, to be set forth on a consolidated balance sheet or notes thereto of IPALCO, except for Liabilities incurred (i) in the ordinary course of business, (ii) as set forth on Schedule 3.10 of the IPALCO Disclosure Schedules, (iii) in connection with this Agreement or the Transactions or (iv) that are not, individually or in the aggregate, material to the Companies taken as a whole.

Absence of Certain Changes

.  Since the Balance Sheet Date  (a) the business of the Companies has been conducted in all material respects in the ordinary course of business and (b) there has not occurred any change in the business of the Companies that has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

Contracts

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(i) Except as set forth on Schedule 3.12(a) of the IPALCO Disclosure Schedules, (i)  none of the Companies nor, to IPALCO’s Knowledge, any counterparty to a Material Contract is in default of any material obligation of a Material Contract and (ii) each of the Material Contracts is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company party thereto, and, to IPALCO’s Knowledge, of the other parties thereto.

(j) Schedule 3.12(b) of the IPALCO Disclosure Schedules sets forth a true and complete listing of each Material Contract.

(k) Schedule 3.12(c) of the IPALCO Disclosure Schedules sets forth a true and complete listing of each Contract between any of the Companies, on the one hand, and any Affiliate of the Companies (other than any other Company), on the other hand (the “Affiliate Contracts”).

Real Property Matters

.  Except for any Liens in connection with the First Mortgage Bonds issued by IPL from time to time or as set forth on Schedule 3.13 of the IPALCO Disclosure Schedules, (a) except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, the applicable Company has good and valid title to the Owned Real Property, and a good and valid leasehold interest in the Leased Real Property, in each case free and clear of all Liens other than Permitted Real Property Liens, and (b) the interests of the Companies in the Real Property are not subject to or encumbered by any purchase option, right of first refusal or other contractual right or obligation to sell, assign or dispose of such interests in the Real Property.

Tax Matters

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(l) All material Tax Returns required to be filed by or with respect to the Companies have been timely filed (taking into account extensions), all such Tax Returns are correct and complete in all material respects and all material Taxes required to be paid by the Companies (whether or not shown as due on such Tax Returns) have been timely paid.

(m) There are no audits, claims or assessments regarding material Taxes pending or, to IPALCO’s Knowledge, threatened against the Companies.

(e) None of the Companies has in force any waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency. Each Company has withheld and paid over to the proper Governmental Authority all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, member, shareholder or other third party.

(f) None of the Companies has been subject to any claim made in writing by any Governmental Authority in a jurisdiction where such Company does not file a Tax Return to the effect that such Company may be subject to material Taxes in that jurisdiction.

(g) None of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements with respect to material Taxes other than the Tax Sharing Agreement .  None of the Companies has any liability for material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise other than the members of the consolidated Group of which AES is the common parent (the “AES Group”).  Other than the AES Group, none of the Companies has ever been a member of a consolidated group filing for U.S. federal or state income Tax purposes.

Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 3.10,  Section 3.11,  Section 3.13(a),  Section 3.16 and this Section 3.14 are IPALCO’s sole and exclusive representations and warranties with respect to all matters relating to Taxes of or with respect to the Companies or any of their respective assets.

Environmental Matters

.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect:

(n) The Companies are in compliance with all applicable Environmental Laws, which compliance includes the possession of all Permits required under Environmental Laws to own and operate their Assets and conduct their operations (“Environmental Permits”), and with the terms and conditions thereof;

(o) None of the Companies is subject to any pending or threatened Environmental Claim;
(p) None of the Companies is subject to any Order pursuant to Environmental Laws; and

(q) There have been no Releases of Hazardous Substances on, at, under or migrating from any of the real property owned or operated by any of the Companies that would reasonably be expected to result in Liability for any of the Companies.

Notwithstanding anything to the contrary in this Agreement but subject to Buyer’s rights pursuant to Section 9.4, the representations and warranties in this Section 3.15 are IPALCO’s sole and exclusive representations and warranties with respect to Environmental Laws, Environmental Permits, environmental matters and any obligations or Liabilities arising under or with respect to any of the foregoing.

Employees and Employee Benefit Plans

.

(r) Each plan, program, policy agreement or other arrangement providing for compensation, severance, welfare or other employee benefits which is sponsored, maintained, contributed to or required to be contributed to by IPL or any other entity that together with IPL would be treated as a single employer under Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any current or former employee of IPL or any direct or indirect majority-owned Subsidiary thereof (each an “Employee Benefit Plan”): (i) if intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to its qualification and, to IPALCO’s Knowledge, no event has occurred that could reasonably be expected to result in disqualification of such Employee Benefit Plan and (ii) has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

(s) There are no pending or, to IPALCO’s Knowledge, threatened claims by or on behalf of or otherwise involving any Employee Benefit Plan (other than routine claims for benefits).

(t) Except as would not reasonably be expected to result in a Material Adverse Effect, neither IPL nor any other entity that together with IPL would be treated as a single employer under Section 4001(b) of ERISA has incurred any liability under Title IV of ERISA or is reasonably expected to incur such liability.

(u) The consummation of the Transactions will not (i) entitle any current or former employee of IPL or any direct or indirect majority-owned Subsidiary thereof to any payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee.

IPALCO Compliance with Law

.  No Action or Proceeding alleging any noncompliance or violation of Laws related to money laundering or criminal activity has been commenced or threatened by a Governmental Authority against any of the Companies or any of their respective officers or directors.

2014 Capital Investment Amount

.  During the period between January 1, 2014 and the day immediately prior to the Agreement Date, AES or its Affiliates (other than the Companies) have made capital contributions to, or investments of capital in, the Companies in an aggregate amount equal to or greater than the 2014 Capital Investment Amount.

Brokers

.  None of the Companies has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Exclusivity of Representations

.  The representations and warranties made by IPALCO in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties of merchantability, suitability or fitness for any particular purpose or any other implied warranty.  IPALCO hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or its directors, officers, employees, agents or representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements);  provided,  however, that nothing in this Section 3.20 shall be deemed to disclaim or waive any representations or warranties under any other agreement.

Article IV REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER

Except as disclosed in the schedules to this Agreement (each section of which qualifies the correspondingly numbered representation and warranty to the extent specified therein and such other representations and warranties to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation or warranty reasonably apparent) (the “Buyer Disclosure Schedules”), Buyer represents and warrants to IPALCO as of the Agreement Date as follows:

Organization

.  Buyer is a general partnership duly organized or created, validly existing and in good standing under the Laws of the State of New York.  Buyer is qualified to do business in all jurisdictions where the failure to qualify would be reasonably likely to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.

Authority and Power

.  Buyer has the requisite power and authority to enter into each of the Transaction Documents to which it is a party, consummate each of the transactions and undertakings contemplated thereby, and perform all the terms and conditions thereof to be performed by it.  The execution, delivery and performance of each of the Transaction Documents to which Buyer is a party and the consummation of each of the transactions and undertakings contemplated thereby have been duly authorized by all requisite action on the part of Buyer under its Charter Documents.

Valid and Binding Obligations

.  Each of the Transaction Documents to which Buyer is a party has been duly and validly executed and delivered by Buyer, and, assuming the due and valid execution and delivery of such Transaction Documents by the other parties thereto, is enforceable against Buyer in accordance with the terms thereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

Approvals and Consents

.  Except for (a) those third-party consents listed on Schedule 4.4(a) of the Buyer Disclosure Schedules (“Buyer Required Consents” and together with the IPALCO Required Consents, the “Required Consents”), (b) FERC Consent and filings related thereto, (c) CFIUS Approval and filings related thereto, (d) those approvals from Governmental Authorities listed on Schedule 4.4(d) of the Buyer Disclosure Schedules (“Buyer Required Approvals” and together with the IPALCO Required Approvals, the “Required Approvals”), (e) as may be required due to the status of any of the Companies under the Laws of the State of Indiana, and (f) such other filings, consents or approvals which, if not made or obtained, would not be reasonably likely to be, individually or in the aggregate, material in the context of the Transactions, Buyer is not required to give any notice, make any filing, or obtain any third-party consent or approval (including Governmental Approvals) to execute, deliver or perform any of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby.

No Violations

.  The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not (a) violate the Charter Documents of Buyer, (b) violate or be in conflict with, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or Assets are or may be bound or (c) violate any applicable Law, other than, with respect to clauses (b) and (c), any such conflicts, violations or defaults that would reasonably be likely, individually or in the aggregate, to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.

No Litigation

.  There is no Action or Proceeding pending to which Buyer is a party (and, to Buyer’s Knowledge, there is no Action or Proceeding threatened against Buyer), in any such case at law or in equity, that would reasonably be likely, individually or in the aggregate, to materially and adversely affect the ability of Buyer to perform its obligations under the Transaction Documents or to consummate the Transactions.

Bankruptcy

.  Buyer has not filed a petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, and no such petition has been filed against Buyer.  No general assignment of Buyer’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Buyer.

Brokers

.  Buyer has no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Regulatory Status

.  Except as identified and described in Schedule 4.9 of the Buyer Disclosure Schedules, neither Buyer nor any “Affiliate” of Buyer as defined in 18 C.F.R. § 35.43 is a “public utility” as defined in the FPA or a “public-utility company” as defined in the Public Utility Holding Company Act of 2005.

Financing; Source of Funds

.  Buyer has (and Buyer will have as of each Closing Date) immediately available to it sufficient unrestricted funds and credit capacity to consummate the Transactions and to satisfy all of Buyer’s obligations under this Agreement as of each Closing Date, including the payment of the Shares Purchase Price at each Closing, and all related fees and expenses.    No funds to be paid to IPALCO by Buyer will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.

Investment Intent

.  Buyer acknowledges that neither the offer nor the sale of the IPALCO Shares has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities Laws. Buyer is acquiring the Acquired IPALCO Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof.  Buyer will not so distribute or resell any of the Acquired IPALCO Shares in violation of any such laws.

No  Other Representations

.  Buyer acknowledges and agrees it is purchasing the Acquired IPALCO Shares without reliance on any express or implied representations or warranties of any nature made by or on behalf of IPALCO, except for the representations and warranties set forth in this Agreement.

Article V COVENANTS
Conduct of Business after Signing

.

(a) From the Agreement Date until the earlier of the termination of this Agreement or the PSA Closing, except (w) as required or expressly permitted by this Agreement or any Ancillary Agreement, (x) as set forth in Schedule 5.1 of the IPALCO Disclosure Schedules, (y) as required by applicable Law or Order or (z) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), IPALCO shall, and shall cause each of its Subsidiaries, to conduct its business in the ordinary course of business consistent with past practices, and to preserve, maintain and protect the Assets of each of the Companies, in each case, in material compliance with applicable material Permits and Laws and the Material Contracts; provided, that IPALCO shall, and shall cause each of its Subsidiaries, to conduct its business in accordance with the Business Plan in all material respects, and any actions taken in accordance with the Business Plan shall be deemed to be in compliance with this Section 5.1.  Without limiting the foregoing, from the Agreement Date until the earlier of the termination of this Agreement or the Closing, except (I) as required or expressly permitted by this Agreement, any Ancillary Agreement or the Business Plan, (II) as set forth in Schedule 5.1 of the IPALCO Disclosure Schedules, (III) as required by applicable Law or Order or (IV) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), IPALCO shall, and shall cause each of its Subsidiaries not to:

(i) redeem, purchase or otherwise acquire any equity interest of any Person or any securities or obligations convertible into or exchangeable for any equity interest of any Person, or any options, warrants or conversion or other rights to acquire any equity interest in any Person or any such securities or obligations, or any other securities thereof;

(ii) fail to maintain its existence or merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;

(iii) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of their equity interests;

(iv) make any distribution, or declare, pay or set aside any dividend, with respect to the Holdco Shares, other than dividends or distributions not in excess of the amount of net income of the Companies for the fourth fiscal quarter of 2014;

(v) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the Assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any Assets or Equity Interests of any other Person (other than the purchase of Assets from suppliers in the ordinary course of business consistent with past practice);

(v) sell, transfer, remove, assign, convey or otherwise dispose of any Assets other than in the ordinary course of business consistent with past practice;

(vi) make any new, or change any existing, material election with respect to Taxes, settle or compromise any disputed Tax liability of the Companies, amend any Tax Return of the Companies (including any pro forma Tax Return other than in connection with any true-up of any installment payments pursuant to Section 3.4 of the Tax Sharing Agreement in the ordinary course of business consistent with past practices), change any material method of Tax accounting, in each case to the extent such action would be reasonably likely to adversely affect the Companies taken as a whole in any material respect, or amend or modify the Tax Sharing Agreement;

(vii) enter into any new line of business;

(viii) enter into any new Affiliate Contract requiring estimated expenditures in excess of $2,000,000 per transaction or in a series of related transactions or $10,000,000 in the aggregate for any fiscal year, or involving asset dispositions regardless of the transaction value (it being acknowledged and agreed that no Buyer consent will be required with respect to any services provided or transactions occurring under or pursuant to the Services Agreement or with respect to any amendments to the Services Agreement made in the ordinary course of business that are not related to changes in pricing and cost allocation methodology, and transactions pursuant to and in accordance with the Services Agreement will not be counted toward the $2,000,000 and $10,000,000 thresholds set forth in this clause (ix));

(ix) make any material filing with any Governmental Authority (A) outside of the ordinary course of business consistent with past practice and (B) which could be reasonably expected to adversely affect the Companies taken as a whole in any material respect on balance taking into account the benefits and burdens contemplated in such filing;

(vi) liquidate, dissolve, reorganize or otherwise wind up its business or operations;
(vii) amend or modify its Charter Documents;
(viii) make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;
(ix) create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for borrowed money; or
(x) agree or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement, IPALCO may and may cause any of its Subsidiaries to take reasonable actions in accordance with Good Utility Practice, taking into account the geographic locations of such actions, with respect to any Emergency Situations in compliance with applicable Law.

Expenses; Transfer Taxes

.

(c) Expenses.  Except as otherwise provided in any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement, the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses.

(d) Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, Buyer shall be responsible for the timely payment of all Transfer Taxes arising out of or incurred in connection with the Transactions.  In addition, Buyer shall prepare and timely file all necessary documentation and Tax Returns required to be filed with respect to such Transfer Taxes.

Regulatory Matters

.

FERC

.  As soon as practical following the execution of this Agreement but in no event later than fifteen (15) Business Days from the Agreement Date, IPALCO and Buyer will submit a joint application to the FERC pursuant to Section 203 of the FPA seeking FERC approval for the purchase and sale of the Acquired IPALCO Shares.  Each Party shall cooperate with each other in the preparation and filing of such application, and shall consider and incorporate in such filings all reasonable comments, if any, submitted by the other Party with respect thereto.  The Parties shall use reasonable best efforts to obtain FERC approval at the earliest possible date after the date of filing.  Each Party will bear its own costs of the preparation and prosecution of any such filing.

CFIUS

.  Each Party shall cooperate and use reasonable best efforts to obtain a written notification issued by the Committee on Foreign Investment in the United States (“CFIUS”) that it has concluded a review of the notification voluntarily provided pursuant to the Defense Production Act of 1950, as amended, and determined not to conduct a full investigation or, if a full investigation is deemed to be required, notification that the U.S. government will not take action to prevent the consummation of the Transactions (such notification, the “CFIUS Approval”).

Other Regulatory Filings

.  Each Party shall cooperate and use reasonable best efforts to prepare and file, or cause to be filed, as soon as practicable, but in no event later than twenty (20) Business Days from the Agreement Date, all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to obtain the Required Approvals prior to the Termination Date under the PSA.  Each Party shall have the right to review within a reasonable time in advance and to offer comments on any filing made after the Agreement Date and until the Termination Date under the PSA (as the same may be extended under the PSA) by the other Party (or Affiliates of the other Party) with any Governmental Authority with respect to the Transactions.  IPALCO does not anticipate that any state utility regulatory commission consents or approvals will be required in connection with the transactions contemplated by this Agreement.  In the event that any such approvals or consents are required, IPALCO agrees to use its best efforts to obtain such consents and approvals as promptly as practicable after the date hereof, and shall be solely responsible for all costs and expenses in connection therewith.

Copies and Notices

.  Except with respect to Taxes, (i) each Party shall promptly provide the other Party with copies of all filings made by such Party with any Governmental Authority in connection with this Agreement and the Transactions and (ii) the Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other Party with copies of any notices or other communications received by IPALCO or Buyer, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the Transactions.  Each Party shall promptly provide the other Party with notice of any change or event that would reasonably be expected to materially impair such Party’s ability to perform its obligations under or consummate the Transactions.

Books and Records

.  Notwithstanding anything to the contrary in this Agreement, if IPALCO provides Buyer with a Tax Return or comparable documentation or material Tax information that relates solely to IPALCO or its Subsidiaries and contains all material Tax information found in any other Tax Return filed by IPALCO or its Affiliates in respect of IPALCO or its Subsidiaries for the corresponding period, then IPALCO shall not be required to provide to Buyer any other Tax Returns (or any supporting work papers or other documentation related thereto).  Any Tax Returns and other documentation or information shall be provided subject to the confidentiality provisions in Article VII of the IPALCO Shareholders Agreement.

Consents

.  Each Party shall cooperate and use reasonable best efforts to obtain the Required Consents as soon as reasonably practicable, and, to the extent the Closing occurs in the absence of any such consent, the Parties shall continue to use their reasonable best efforts to obtain all such consents after the Closing.

Further Assurances

.  Each Party will, and, as applicable, will cause its Affiliates to, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions in accordance with the terms hereof, including executing such further documents or instruments and taking such further actions as may be reasonably requested by another Party in order to consummate the Transactions in accordance with the terms hereof.

Announcements

.  The Parties shall use reasonable efforts to consult with each other prior to issuing, and give each other the opportunity to review and comment upon, any press releases or any other public announcements with respect to this Agreement or the Transactions and shall not issue any such press release or public announcement prior to such consultation, except as may be required by applicable Law or obligations under any listing agreement with or rules of any national securities exchange and except for such press releases or public announcements that refer to this Agreement or the Transactions by using statements that previously have been made publicly.  The Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form consented to by Buyer on December 14, 2014.

Confidentiality

.  Buyer and IPALCO each reaffirm and shall fulfill their obligations under the Confidentiality Agreement.  For the avoidance of doubt, the

Confidentiality Agreement shall continue in full force and effect regardless of any termination of this Agreement.

Notice of Certain Events

.  IPALCO shall provide Buyer with notice of any Additional Capital Investment within a reasonable amount of time following the date of any such Additional Capital Investment.

Affiliate Contracts

.  Buyer acknowledges and agrees that the Affiliate Contracts will continue in accordance with their terms after the Closing.

Supplements to IPALCO Disclosure Schedules

.  IPALCO shall have the right, from time to time prior to the PSA Closing, by written notice to Buyer, to supplement, modify or amend the IPALCO Disclosure Schedules, with respect to any matter hereafter arising or discovered which if existing or known on or prior to the Agreement Date would have been required to be set forth or described therein.  Other than supplements, modifications or amendments to Schedule 3.12(b) and Schedule 3.12(c) reflecting matters arising after the Agreement Date in the ordinary course of business consistent with past practice and in accordance with Section 5.1 (which matters shall be deemed to be automatically incorporated into the IPALCO Disclosure Schedules as if set forth therein on the Agreement Date), no supplements, modifications or amendments shall be deemed to cure the defects to the representations and warranties to which such supplements, modifications or amendments relate or affect Buyer’s rights under Section 9.1,  provided,  however, that if the matters set forth on any supplement, modification or amendment delivered pursuant to this Section 5.10 would reasonably be expected to have a Material Adverse Effect or otherwise result in the failure to satisfy any closing condition set forth in Section 6.2 prior to the Termination Date under the PSA, then Buyer shall have the right to terminate this Agreement by delivering written notice thereof to IPALCO within fifteen (15) Business Days of receipt of such supplement, modification or amendment; provided,  further, that if Buyer does not exercise its right to terminate this Agreement in accordance with this Section 5.10, then (i) Buyer shall have irrevocably waived any and all of rights to terminate this Agreement arising out of or relating to the matters disclosed in such supplement, modification or amendment, and (ii) such matters shall be deemed to be automatically incorporated into the IPALCO Disclosure Schedules as if set forth therein on the Agreement Date.

Use of Proceeds

.  IPALCO shall invest the proceeds received from any capital contributions made by Buyer under this Agreement substantially in accordance with the Use of Proceeds set forth in the corresponding Shares Notice relating to such capital contribution.

Article VI

CONDITIONS
Conditions to Obligations of Buyer and IPALCO

.  The obligations of Buyer and IPALCO hereunder to consummate the Transactions are subject to the satisfaction, at or before the applicable Closing, of the following conditions (all or any of which may be waived in whole or in part by mutual agreement of the Parties in their sole discretion):

Orders

.  No temporary restraining order, preliminary or permanent injunction or other Order shall be in effect that enjoins, prohibits or otherwise prevents, or purports to enjoin, prohibit or otherwise prevent, the consummation of the Transactions;

Laws

.  No Law shall have been enacted or shall be deemed applicable to the Transactions which makes the consummation of the Transactions illegal; and

Litigation

.  No Action or Proceeding by or before any court or other Governmental Authority shall have been instituted or threatened in writing by any Governmental Authority or Person that would reasonably be expected to prevent or prohibit the consummation of the Transactions.

(a) PSA Closing. The PSA Closing shall have occurred.
Conditions to Obligations of Buyer

.  The obligation of Buyer hereunder to consummate the Transactions is subject to the satisfaction, at or before the applicable Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer in its sole discretion):

Representations and Warranties

.  Each of the representations and warranties made by IPALCO in Sections 3.1,  3.2,  3.3, and 3.6 of this Agreement shall be true and correct in all material respects as of the applicable Closing as if made on and as of the applicable Closing, except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and  (ii) to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a Material Adverse Effect;

(b) No Material Defaults.  No material uncured breach of or material uncured default of IPALCO or any Affiliate of IPALCO under the IPALCO Shareholders Agreement or other similar Contract between Buyer and IPALCO or any Affiliate of IPALCO shall have occurred, it being understood that IPALCO or its Affiliates, as applicable, shall have the right to cure such breach or default as set forth in Section 7.1(d) and that this condition shall not be satisfied unless and until such breach or default is so cured; and

Deliveries at Closing

.  IPALCO shall have executed and delivered (or caused to be executed and delivered) to Buyer all agreements and other documents required to be executed and delivered to Buyer pursuant to Section 2.2(b) at or prior to the applicable Closing.

Conditions to Obligations of IPALCO

.  The obligation of IPALCO hereunder to consummate the Transactions is subject to the satisfaction, at or before the applicable Closing, of each of the following conditions (all or any of which may be waived in whole or in part by IPALCO in its sole discretion):

Representations and Warranties

.  Each of the representations and warranties made by Buyer in Sections 4.1,  4.2,  4.3 and 4.9 of this Agreement shall be true and correct in all material respects as of the applicable Closing as if made on and as of the applicable Closing, except, in each case, (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date or (ii) to the extent that any and all failures of such representations and warranties to be so true and correct, taken as a whole, would not reasonably be expected to have a materially adverse effect on the ability of Buyer to consummate the Transactions or to perform its obligations under this Agreement; and

Deliveries at Closing

.  Buyer shall have executed and delivered (or caused to be executed and delivered) to IPALCO all agreements and other documents required to be executed and delivered to IPALCO pursuant to Section 2.2(b) at or prior to the applicable Closing, and Buyer shall have made the payments required to be made by Buyer at the applicable Closing pursuant to Section 2.1.

Article VII TERMINATION
Termination

.  This Agreement may be terminated and the Transactions may be abandoned at any time upon ten (10) days written notice of such termination to the other Party:

(a) by mutual written consent of Buyer and IPALCO;

(b) by Buyer or IPALCO if a Governmental Authority shall have issued an Order or instituted any Action or Proceeding, in either case, having the effect of restraining, enjoining or otherwise prohibiting, or attempting to restrain, enjoin or otherwise prohibit, the Transactions and such Order shall become a Final Order or such Action or Proceeding shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used reasonable best efforts to prevent the entry of and to remove such Order or Action or Proceeding;

(c) by Buyer or IPALCO if the PSA has been terminated or the IPALCO Shareholders Agreement or other similar Contract between Buyer and IPALCO or any Affiliate of IPALCO has been terminated in whole or with respect to Buyer or IPALCO or its Affiliate in accordance with its terms;

(d) by Buyer if any material breach of or material default by IPALCO or an Affiliate of IPALCO under the IPALCO Shareholders Agreement or any other similar Contract between Buyer and IPALCO or any Affiliate of IPALCO has occurred and remains uncured for more than twenty (20) Business Days after written notice thereof from Buyer to IPALCO and, if applicable, such Affiliate of IPALCO; or
(e) by Buyer pursuant to Section 5.10, by written notice to IPALCO in accordance with such Section.
Effect of Termination

.

(f) If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, except that Section 5.2,  Section 5.7, this Section 7.2,  Article X and the applicable portions of Article I will continue to apply following any termination,  and there will be no Liability on the part of either IPALCO or Buyer (or any of their respective Representatives or Affiliates) in respect of this Agreement except as provided in this Section 7.2,.

(g) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.2 shall relieve either Party from Liability for (a) any intentional breach of, or fraud in connection with, this Agreement or (b)  any breach of its representations, warranties or covenants contained in this Agreement prior to the time of termination.

Article VIII SURVIVAL
Survival of Representations, Warranties, Covenants and Agreements

.  The representations and warranties of IPALCO and Buyer contained in or made pursuant to this Agreement and the Ancillary Agreements delivered in connection with this Agreement shall survive until the date that is twelve (12) months following the PSA Closing Date (the “Expiration Date”);  provided,  however, that if the Second Closing has not occurred on or prior to the date that is ninety (90) days before the Expiration Date, then such representations and warranties shall survive until the date that is ninety (90) days after the date of the Second Closing; provided,  further, that the representations and warranties of IPALCO set forth in Sections 3.1,  3.2,  3.3,  3.6,  3.14 and 3.16 and the representations and warranties of Buyer set forth in Sections 4.1,  4.2 and 4.3 (collectively the “Fundamental Representations”) shall survive until sixty (60) days following expiration of the applicable statute of limitations (each of the foregoing, as applicable, the “Survival Period”).  The Survival Period for covenants and agreements in this Agreement and the Ancillary Agreements shall be the earlier of (a) sixty (60) days following the specified term of such covenant or agreement (if any) or (b) sixty (60) days following expiration of the applicable statute of limitations.

Article IX INDEMNIFICATION AND REMEDIES
General

.  IPALCO shall defend, indemnify and hold harmless Buyer, and Buyer shall defend, indemnify and hold harmless IPALCO (the applicable indemnifying party, the “Indemnitor”), including, in the case of each non-indemnifying Party, such Party’s Affiliates and their respective partners, managers, members, shareholders, consultants, Representatives, successors and assigns (each, an “Indemnified Party,” with each Party and its respective group of Indemnified Parties being referred to collectively as an “Indemnified Group”) from and against any Loss suffered or incurred by any Indemnified Party to the extent arising out of, or resulting from (a) the inaccuracy of any representation or warranty of the Indemnitor (or its Affiliate) contained in the Transaction Documents or (b) the breach or default by the Indemnitor (or its Affiliate) of any covenant or agreement of such Indemnitor (or its Affiliate) contained in the Transaction Documents.

Period for Making Claims

.  No claim under this Article IX may be made unless such Party shall have delivered a Claim Notice with respect to such claim for breach of a representation or warranty or covenant or agreement prior to the expiration of the applicable Survival Period;  provided that a claim may be made by a Party after the applicable Survival Period if a timely claim with respect to the same matter has been previously made prior to the applicable Survival Period under this Agreement (with respect to a prior Closing and the issuance of Acquired IPALCO Shares to Buyer with respect thereto) or under any other Contract between Buyer and IPALCO or its Affiliate, so long as such Party delivers a Claim Notice for such matter within twenty (20) Business Days following the applicable Closing; provided,  further, that with respect to any such claim, Buyer may offset (as an indemnification payment) at the applicable Closing such amounts due to Buyer with respect to claims that have been finally resolved under this Agreement (with respect to a prior Closing and the issuance of Acquired IPALCO Shares to Buyer with respect thereto) or under any other Contract between Buyer and IPALCO or its Affiliate prior to the applicable Closing pursuant to any such claims in respect of Acquired IPALCO Shares to be purchased by Buyer at the applicable Closing from the amounts payable by Buyer for such Acquired IPALCO Shares.

Limitations on Indemnification

.

(a) With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, each Party’s liability under Section 9.1 shall be limited to an amount equal to ten percent (10%) of the Aggregate Amount at the applicable time.  As to any claim for indemnification for a breach or inaccuracy of any Fundamental Representation, each Party’s liability under this Article IX shall be limited to the Aggregate Amount at the applicable time.

(b) With respect to any claim for indemnification arising from any breach or inaccuracy of any representations and warranties other than Fundamental Representations, the Indemnified Party shall not be entitled to indemnification with respect to any Loss unless and until such Indemnified Party’s Indemnified Group has incurred, sustained or become subject to Losses in excess of in the aggregate Three Million Four Hundred Eight-Six Thousand Four Hundred Twenty Dollars ($3,486,420) and then only to the extent such Losses are in excess of One Million Dollars ($1,000,000).

(c) The limitations set forth in this Section 9.3 shall not apply to claims by Buyer under Section 9.4 or Section 9.5, or to claims of, or causes of action arising from, intentional misconduct, intentional or willful misrepresentation or fraud by any Party.

Indemnification for 2009 NOV

.  In addition to Buyer’s rights under Section 9.1, IPALCO shall defend, indemnify and hold harmless Buyer from all Losses resulting from, relating to or arising out of any 2009 NOV Costs; provided, however, that Buyer shall not be entitled to indemnification under this Section 9.4 unless and until the 2009 NOV Costs exceed Five Million Dollars ($5,000,000), and then only to the extent Buyer’s Losses relate to 2009 NOV Costs in excess of such amount; and provided, further, however, that no claim may be made by Buyer under this Section 9.4 unless such Buyer shall have delivered a bona fide Claim Notice with respect to such claim on or prior to the date that is ten (10) years after the PSA Closing Date.  Notwithstanding anything to the contrary in this Agreement, the indemnity set forth in this Section 9.4 shall be the exclusive remedy of Buyer with respect to all Losses resulting from, relating to or arising out of the 2009 NOV and Buyer and its Indemnified Group shall not be entitled to any further indemnification rights, breach or damages or claims of any nature whatsoever in respect thereof, all of which Buyer hereby waives.  IPALCO agrees to use reasonable efforts to cause the 2009 NOV to be resolved prior to the date that is ten (10) years after the PSA Closing Date.

Indemnification for Pre-Closing Taxes

.  In addition to Buyer’s rights under Section 9.1, IPALCO shall defend, indemnify and hold harmless Buyer from all Losses resulting from any (a) Pre-Closing Tax Sharing Payments and (b) payments for Taxes made by any of the Companies after the PSA Closing Date with respect to a taxable period ending on or prior to December 31, 2014.

Adjustments for Indemnity Payments

.

(a) Except as otherwise required by Law, the Parties shall treat for all Tax purposes any indemnification payment made hereunder as an adjustment to the Adjusted Purchase Price.

(b) With respect to any indemnification payment made from IPALCO to Buyer pursuant to this Article IX, IPALCO shall pay an additional amount to Buyer equal to the difference of (i) the quotient of (A) the amount of such indemnification payment divided by (B) the difference of one (1) minus the Indemnity Percentage as of the payment date minus (ii) the amount of the indemnification payment.  “Indemnity Percentage” means the aggregate economic interest of Buyer and its Affiliates in IPALCO from time to time (taking into account ownership of IPALCO Shares and Holdco Shares), expressed as a percentage.  Any additional amounts paid pursuant to this Section 9.6(b) shall be disregarded for purposes of the limitations set forth in Section 9.3.

Procedure for Indemnification with Respect to Direct Claims

.  Whenever any direct claim shall arise for indemnification under this Article IX, the Indemnified Party, after attaining knowledge of such claim, shall promptly notify the Indemnitor of the claim and, when known, the facts constituting the basis for such claim (such notice, a “Claim Notice”).  If within thirty (30) days after receiving a Claim Notice the Indemnitor does not give written notice to the Indemnified Party that it contests such Claim Notice, then the amount of indemnity payable for such claim shall be as set forth in the Indemnified Party’s Claim Notice.  If the Indemnitor contests such indemnity, the Parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the Indemnitor’s notice objecting to the claim.  If the Parties cannot reach agreement within such 30-day period, the matter shall be resolved in accordance with the provisions of Section 10.8.    To the extent applicable, indemnification claims made under this Agreement shall be resolved together with any comparable indemnification claims made under any other Contract between Buyer and IPALCO or its Affiliate.  The Parties agree that, to the extent a claim with respect to the same matter has been previously resolved under this Agreement (with respect to a prior Closing and the issuance of Acquired IPALCO Shares to Buyer with respect thereto) or under any other Contract between Buyer and IPALCO or its Affiliate, such resolution shall be binding on the Parties with respect to subsequent indemnification claims to the extent applicable.

Procedure for Indemnification with Respect to Third-Party Claims

.

Notice of Claim

.  If any legal proceedings shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought by any Indemnified Party under this Article IX, such Indemnified Party shall, within ten (10) days of the actual receipt by a responsible officer of notice of the institution of such legal proceeding or such claim or demand,  submit a Claim Notice to the Indemnitor, specifying the nature of such legal proceedings, claim or demand and the amount or the estimated amount thereof to the extent then determinable, which estimate shall not be binding upon the Indemnified Party; provided, that the failure of an Indemnified Party to give timely notice shall not affect its rights to indemnification under this Article IX, except to the extent that the Indemnitor has been actually prejudiced by such failure.

Conduct of Claim

.

(xi) Except with respect to Taxes:

(A) The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation and/or settlement of any proceeding, claim or demand that relates to any amounts indemnifiable or potentially indemnifiable under this Article IX,  provided, that the Indemnified Party may participate in any such proceeding with counsel of its choice (which shall be at its own expense).  The Indemnified Party shall have a right to notice of any settlement, and the Indemnitor shall not compromise or settle any claim, nor execute or otherwise agree to any consent decree, that (I) provides for other than monetary payment without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed or (II) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Indemnified Party that is or may be subject to the third-party claim, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(B) If the Indemnitor elects not to defend or settle such proceeding, claim or demand, the Indemnified Party shall provide fifteen (15) days advance written notice of any proposed settlement or compromise to the

Indemnitor and shall act reasonably and in accordance with the Indemnified Party’s good faith business judgment.  Without the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), no Indemnified Party shall settle or compromise any claim for which it asserts a right to indemnification, nor execute or agree to any consent decree with respect to any such claim, unless (I) the terms of such settlement are substantially the same as the proposed settlement or compromise delivered in the written notice to the Indemnitor or (II) such settlement (x) provides only for the payment of money and does not include any admission of guilt or culpability and (y) includes a full release from all liability with respect to such claim by each claimant or plaintiff to each Indemnitor that is or may be subject to the third-party claim.

(C) The Indemnitor and the Indemnified Party shall cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand.

(xii) Notwithstanding anything to the contrary in this Agreement, IPALCO and AES shall have the right, at its option and at its own expense, to be represented by counsel of its choice and to participate in, or take control of, the defense, negotiation or settlement of any proceeding, claim or demand that relates to Taxes of IPALCO or any of its Affiliates (including Holdco Inc. or any of Holdco Inc.’s or IPALCO’s Subsidiaries).

Payment of Third-Party Claims

.  After final non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter, and such amount shall be paid within five (5) Business Days by the Indemnitor to the applicable Indemnified Party.

Access to Information

.  If any claim is made by a third party against an Indemnified Party, the Indemnified Party shall use commercially reasonable efforts to make available to the Indemnitor those partners, members, officers and employees whose assistance, testimony or presence is necessary to assist the Indemnitor in evaluating and in defending such claims; provided, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party.

Subrogation

.  Except with respect to Taxes, upon payment of a Loss by an Indemnitor to an Indemnified Party pursuant to this Article IX, such Indemnitor, without any further action, shall be subrogated to any and all claims that such Indemnified Party or any member of its Indemnified Group may have against third parties relating to such Loss, but only to the extent of the amount paid to such Indemnified Party or any member of its Indemnified Group by such Indemnitor in respect of such Loss, and such Indemnified Party and the members of its Indemnified Group shall use commercially reasonable efforts to cooperate with such Indemnitor, at the expense of such Indemnitor, in order to enable such Indemnitor to pursue such claims.

Exclusive Remedy

.  Notwithstanding anything to the contrary which may be contained herein, the indemnities set forth in this Article IX shall become effective as of the Closing Date.  Other than equitable remedies, the indemnities set forth in this Article IX, absent intentional misconduct, intentional or willful misrepresentation or fraud, shall be the exclusive remedies of Buyer and IPALCO and their respective Indemnified Groups due to the breach or inaccuracy of any representation or warranty, or the breach or default of any covenant or agreement, contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights, breach or damages or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.

Damages Disallowed

.  Except as expressly provided herein, no Party or its Affiliates, or other members of its Indemnified Group, shall be liable hereunder at any time for consequential, exemplary, indirect, special or punitive loss of the other Party or any of the members of their respective Indemnified Groups, whether in contract, tort (including negligence), strict liability or otherwise.

Certain Tax Benefits

.    Each Party shall pay to the other Party the amount of any reduction in cash Tax liability of the first Party derived directly from any Loss for which the other Party has indemnified the first Party or any member of its Indemnified Group pursuant to this Article IX, but only to the extent such reduction in cash Tax liability occurs in the taxable period during which such Loss is sustained or in the immediately following taxable period.  The amount of any reduction in cash Tax liability shall be calculated on a “with and without” basis, taking into account any Taxes imposed on any payments received from the other Party under this Agreement and all other relevant facts, including the first Party’s other Tax attributes.

Article X MISCELLANEOUS
Entire Agreement

.  This Agreement, the Confidentiality Agreement, the letter agreement dated as of the date hereof by and between IPALCO and AES and the other Transaction Documents constitute the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Notices

.  All notices, requests, consents and other communications under this Agreement must be in writing and shall be deemed to have been duly given and effective (a) immediately (or, if not delivered or sent on a Business Day, the next Business Day) if delivered or sent and received by electronic mail and if a  hard copy is delivered by overnight delivery service the next Business Day, (b) on the date of delivery if by hand delivery (or, if not delivered on a Business Day, the next Business Day) or (c) on the first Business Day following the date of dispatch (or, if not sent on a Business Day, the next Business Day after the date of dispatch) if by a nationally recognized overnight delivery service (all fees prepaid).  All notices shall be delivered to the following addresses, or such other addresses as may hereafter be designated in writing by such Party to the other Party:

(a) If to Buyer:

CDP Infrastructure Fund GP

1000, Place Jean-Paul-Riopelle

Montréal (Québec) H2Z 2B3

Attention:  Olivier Renault

Email:  orenault@lacaisse.com

With copies (which shall not constitute notice) to:

Caisse de dépôt et placement du Québec

1000, Place Jean-Paul-Riopelle

Montréal (Québec) H2Z 2B3

Attention:  Robert Coté

Email:  rcote@lacaisse.com

Bracewell & Giuliani LLP

1251 Avenue of the Americas 49th Floor

New York, New York 10020

Attention:  Fritz Lark

Email:  fritz.lark@bgllp.com

(b) If to IPALCO:

IPALCO Enterprises, Inc.

One Monument Circle

Indianapolis, IN  46204

Attention:  Michael Mizell

Email:  mike.mizell@aes.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005

Attention:  Pankaj K. Sinha

Email:  pankaj.sinha@skadden.com

Severability

.  Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Assignment; Third-Party Beneficiaries

.  Except as otherwise provided herein, all the terms and provisions of this Agreement and the other Transaction Documents shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.  Neither this Agreement, nor any other Transaction Document, nor any right hereunder or thereunder, may be assigned by any Party without the prior written consent of the other Party; provided, however, that (a) IPALCO acknowledges that Buyer may enter into a “back-to-back” arrangement with a subsequent purchaser of Acquired IPALCO Shares and any Loss suffered or incurred by any such subsequent purchaser shall be deemed a Loss suffered or incurred by Buyer for purposes of this Agreement (to the extent such Loss would have been a Loss suffered or incurred by Buyer if Buyer was the owner of the Acquired IPALCO Shares) and (b) if Buyer has not yet been issued Acquired IPALCO Shares under this Agreement equal to the Maximum Share Amount, Buyer may assign this Agreement to a subsequent purchaser of the Acquired IPALCO Shares if (i)  the purchaser (or a guarantor of the purchaser that enters into a U.S. law guarantee that is, in IPALCO’s reasonable determination, substantially similar to the CDPQ Guarantee) is rated investment grade or better by a nationally recognized credit rating agency or (ii) the purchaser otherwise demonstrates creditworthiness, in IPALCO’s reasonable determination, at least equivalent to Buyer, taking into account any letters of credit, bonds, cash deposits, guarantees and any other credit support instruments of the purchaser.  This Agreement is not intended to confer any rights or remedies hereunder upon any other Person except the Parties, it being for the exclusive benefit of the Parties and their respective successors and permitted assigns.  Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

Amendments

.  This Agreement may be amended, modified or supplemented, with respect to any of the terms contained in this Agreement, only by written agreement (referring specifically to this Agreement) signed by or on behalf of both Parties.

Waiver

.  No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in an instrument in writing specifically referring to this Agreement and executed and delivered by the Party against whom such waiver is claimed.  No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.    The rights and remedies of the Parties are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

Interpretation

.

(h) When a reference is made in this Agreement to an Article, Section, Schedule, clause or Exhibit, such reference shall be to an Article, Section or clause of, or Exhibit to, this Agreement unless otherwise indicated, and the words “Agreement,” “hereby,” “herein,”

“hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits or Schedules) and not merely to the specific section, paragraph or clause in which such word appears.  The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and do not in any way affect the meaning or interpretation of this Agreement.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, shall be deemed to refer to the Agreement Date.  References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder.  Unless otherwise expressly provided herein, references to any agreement or document shall be a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include reference to all exhibits, schedules and other documents or agreements attached thereto or incorporated therein, including waivers or consents.  Unless otherwise expressly provided herein, references to any Person include the successors and permitted assigns of that Person.  Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  As used in this Agreement: (i) the term “including” and words of similar import mean “including, without limitation” unless otherwise specified, (ii) “$” and “dollars” refer to the currency of the United States of America, (iii) “or” shall include both the conjunctive and disjunctive and (iv) “any” shall mean “one or more.”  Unless the defined term “Business Days” is used, references to “days” in this Agreement refer to calendar days.

(i) The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(j) No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.
Governing Law;  Consent to Jurisdiction; WAIVER OF JURY TRIAL

.

(k) This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to applicable choice of law provisions thereof.

(l) Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York (collectively, the “NY Courts” and each, a “NY Court”) for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof (each, a “Proceeding”), (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any Proceeding, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any Proceeding other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any Proceeding to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Each Party hereby (A) consents to service of process in any such action in any manner permitted by New York Law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.2, shall constitute good and valid service of process in any Proceeding and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.

(m) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY PROCEEDING OR OTHER CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

(n) Each of the Parties hereby agrees, with respect to any Proceeding, (i) to take all actions necessary to consolidate and join together such Proceeding with any other action, suit or proceeding arising in whole or in part out of, related to, based upon or in connection with the Transactions or the subject matters thereof (each, a “Related Proceeding”); (ii) that any Related Proceeding necessarily would involve common questions of law or fact and arise under the same related transactions, such that consolidation and joinder would be necessary to guard against oppression or abuse, prevent delay, save unnecessary expense, further judicial economy and convenience, and avoid divergent decisions or findings of law or fact; and (iii) not to assert, by way of a claim, cause of action, motion, defense or otherwise, in any action, suit or proceeding, any argument or contention that is inconsistent in any respect with this Section 10.8(d);  provided,  however, that this Section 10.8(d) shall not be given effect if and to the extent that it would contradict the application of any express dispute resolution provision provided in the IPALCO Shareholders Agreement or any other Contract related to the Transactions with respect to disputes expressly covered by those Contracts; provided,  further, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, that, this Section 10.8(d) shall not be given effect with respect to any claim brought to obtain specific performance, injunctive relief, damages, or any other remedy resulting from Buyer’s failure to make a capital contribution or IPALCO’s failure to issue Acquired IPALCO Shares as set forth in a Shares Notice to the extent that giving effect to this Section 10.8(d) would result in such a claim not being heard in a NY Court.

Specific Performance

.  The Parties agree that irreparable harm would occur and the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other undertaking or security in connection therewith.  The Parties further agree that (a) by seeking any remedy provided in this Section 10.9, a Party shall not in any respect waive its right to seek any other form of relief that may be available to it under this Agreement and (b) nothing contained in this Section 10.9 shall require a Party to institute any action for (or limit a Party’s right to institute any action for) specific performance under this Section 10.9 prior to exercising any other right under this Agreement.

Counterparts

.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one (1) and the same Agreement.

[Signature Page Follows]

(1330978)

IN WITNESS WHEREOF, the Parties have entered into this Subscription Agreement as of the Agreement Date.

IPALCO ENTERPRISES, INC.

By:
Name:
Title:

CDP Infrastructure Fund GP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Subscription Agreement]

EXHIBIT A

FORM OF IPALCO SHAREHOLDERS AGREEMENT

[see attached]

EXHIBIT B

BUSINESS PLAN

[see attached]